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                                                                    EXHIBIT 11.1

                            LAM RESEARCH CORPORATION
             STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                      FULLY
                                                           PRIMARY   DILUTED
                                                           --------  --------
Year-ended June 30, 1997
Net loss.................................................. $(33,634) $(33,634)
                                                           --------  --------
                                                           $(33,634) $(33,634)
                                                           ========  ========
Average shares outstanding................................   30,600    30,600
                                                           --------  --------
Common and common equivalent shares used in computing per
 share amounts............................................   30,600    30,600
                                                           ========  ========
Net loss per share........................................   ($1.10)   ($1.10)
                                                           ========  ========
Year-ended June 30, 1996
Net Income................................................ $141,091  $141,091
Add interest expense on convertible subordinated
 debentures, net of tax...................................      --      3,264
                                                           --------  --------
                                                           $141,091  $144,355
                                                           ========  ========
Average shares outstanding................................   27,768    27,768
Net effect of dilutive stock options......................      932       950
Assumed conversion of subordinated debentures.............      --      2,222
                                                           --------  --------
Common and common equivalent shares used in computing per
 share amounts............................................   28,700    30,940
                                                           ========  ========
Net income per share...................................... $   4.92  $   4.67
                                                           ========  ========
Year-ended June 30, 1995
Net income................................................ $ 89,211  $ 89,211
Add interest expense on convertible subordinated
 debentures, net of tax...................................      --      3,455
                                                           --------  --------
                                                           $ 89,211  $ 92,666
                                                           ========  ========
Average shares outstanding................................   26,090    26,090
Net effect of dilutive stock options......................    1,210     1,570
Assumed conversion of subordinated debentures.............      --      2,640
                                                           --------  --------
Common and common equivalent shares used in computing per
 share amounts............................................   27,300    30,300
                                                           ========  ========
Net income per share...................................... $   3.27  $   3.06
                                                           ========  ========
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